UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

NEOGENOMICS, INC.

12701 Commonwealth Drive Suite 9

Fort Myers, Florida 33913

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY JUNE 7, 2016

Dear Stockholder:

You are invited to attend the 2016 Annual Meeting of Stockholders of NeoGenomics, Inc. to be held on June 7, 2016, 10:00 a.m., local time, at the Ritz Carlton Golf Resort at 2600 Tiburon Drive, Naples, Florida 34109.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Douglas M. VanOort
Chief Executive Officer

April 29, 2016

April 29, 2016

12701 Commonwealth Drive Suite 9

Fort Myers, Florida 33913

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This proxy statement is dated April 29, 2016 and is going to be first mailed to stockholders of NeoGenomics, Inc. on or about May 6, 2016. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to Be Held on June 7, 2016.

The proxy statement and 2015 annual report to stockholders are available at https://materials.proxyvote.com/64049M.

i

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we ,” “us ,” “our ,” “ NeoGenomics ,” or the “ Company ”), having its principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2016 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2016 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2016 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING

Q:	When and where is the 2016 Annual Meeting?
A:

The 2016 Annual Meeting is being held at the Ritz Carlton Golf Resort at 2600 Tiburon Drive, Naples, Florida 34109, at 10:00 a.m., local time, on June 7, 2016. Driving directions to the 2016 Annual Meeting may be obtained by contacting the Company at (866) 776-5907.

Q:	Who is entitled to vote at the 2016 Annual Meeting?
A:

Holders of NeoGenomics, Inc. common stock and Series A Preferred Stock at the close of business on April 20, 2016, the record date for the 2016 Annual Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2016 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2016 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 29, 2016.

As of the close of business on the Record Date, there were 77,117,678 shares of our common stock and 14,666,667 shares of Series A Preferred Stock outstanding and entitled to vote.  Holders of our common stock and of our Series A Preferred Stock will vote together as a single class on all matters being presented in this Proxy Statement, for up to an aggregate 91,784,345 votes. The common stock and Series A Preferred Stock collectively constitute all of our voting shares (the “Voting Stock”).  We refer to the holders of shares of our common stock and of shares of our Series A Preferred Stock (which are convertible into shares of our common stock) as “stockholders” throughout this Proxy Statement.

Q:	Who can attend the 2016 Annual Meeting?
A:	Admission to the 2016 Annual Meeting is limited to:
•	stockholders as of the close of business on the Record Date;
•	holders of valid proxies for the 2016 Annual Meeting; and
•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:	Can I vote my shares by filling out and returning the Meeting Notice?
A:	No. The Meeting Notice identifies the items to be voted on at the 2016 Annual Meeting, but you cannot vote by marking the Meeting Notice and returning it.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:

If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the 2016 Annual Meeting?
A:

The presence in person or by proxy of persons entitled to vote a majority of shares of our outstanding Voting Stock at the 2016 Annual Meeting constitutes a quorum. Your shares of our Voting Stock will be counted as present at the 2016 Annual Meeting for purposes of determining whether there is a quorum, if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2016 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2016 Annual Meeting?

The stockholders will vote on the following proposals:

•

Proposal 1. Election of Directors. To elect nine members of our Board, each to hold office for a one year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

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Proposal 2.  Advisory Vote on the Compensation Paid to our Named Executive Officers. The advisory vote will pass if holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting vote “FOR” the proposal.

Q:	What vote is required to approve these proposals?
A:	Provided a quorum is present, the following are the voting requirements for each proposal:
•

Proposal 1. Election of Directors. The nine nominees receiving a majority number of votes “FOR” from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.

•	Proposal 2. Advisory Vote on the Compensation Paid to our Named Executive Officers. An advisory vote on the compensation paid to our named executive officers.
Q:	What are the Board’s voting recommendations?
A:	Our Board recommends that you vote your shares:
•	“FOR” the nine directors nominated by our Board as directors, each to serve until the 2016 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.
•	“FOR” the approval of the proposal regarding the compensation paid to our named executive officers.
Q:	How do I vote?
A:	You may vote by any of the following methods:
•

In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2016 Annual Meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo ID is required to vote in person.

•

By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:	How can I change or revoke my vote?
A:	You may change your vote as follows:
•

Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2016 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.
Q:	What if I do not specify a choice for a matter when returning a proxy?
A:	Your proxy will be treated as follows:

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”
A:

The election of directors (“Proposal 1”) and the advisory vote on the compensation paid to our named executive officers (‘Proposal 2”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

Q:	Could other matters be decided at the 2016 Annual Meeting?
A:	As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2016 Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the 2016 Annual Meeting for consideration, the proxy holders for the 2016 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	Who is soliciting proxies and what is the cost?
A:

We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, and facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our Voting Stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the 2016 Annual Meeting?
A:

If you have any questions about the 2016 Annual Meeting, would like to obtain directions to be able to attend the 2016 Annual Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2016 Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

Information as to Nominees and Other Directors

Background information, as of April 29, 2016, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 60. Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of NeoGenomics since October 28, 2009. For seven months prior to October 2009, he served as the Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer. Prior to joining NeoGenomics, Mr. VanOort was a General Partner with a private equity firm and a Founding Managing Partner of a venture capital firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated and at its spin-off company, Quest Diagnostics, Inc. During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics, Inc. which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences, Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance Incorporated. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning Incorporated, including Director of Mergers & Acquisitions. Mr. VanOort currently serves as a member of the Board of Directors of several privately-held companies, and is a principal owner of a privately-held retail hardware store chain. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 53. Mr. Jones has served as a director since October 2003, as Executive Vice President of Finance since November 30, 2009, and as Chief Compliance Officer since February 7, 2013. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves as Chairman of the Board of T3 Communications, Inc. and he is a member of the Board of XG Sciences, Inc.

Kevin C. Johnson, age 61. Mr. Johnson has served as a director since 2010. Mr. Johnson was the Chief Executive Officer for United Allergy Services, a provider of allergy testing and immunotherapy services, from September 2014 through July 2015.  From January 2003 until September 2014 Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc., (“DIANON”) a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics, Inc. and its predecessor, the Life Sciences Division of Corning Incorporated, for 18 years, and held numerous management and executive level positions. Mr. Johnson is currently serving on the Board of Directors of ClearPath Diagnostics, a private company.

Raymond R. Hipp, age 73. Mr. Hipp has served as a director since February 2011. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and Chief Executive Officer of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the Board of Directors and on the Audit Committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

Bruce K. Crowther, age 64. Mr. Crowther has served as a Director since October 2014. Mr. Crowther recently retired as President and Chief Executive Officer of Northwest Community Healthcare where he has served for the last 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an M.B.A. from Virginia Commonwealth University. Mr. Crowther serves on the Board of Directors of Wintrust Financial Corporation, a public company and serves on the Board of Directors of Barrington Bank and Trust which is a Wintrust Financial Corporation owned Company. He also serves as Chairman of the Max McGraw Wildlife Foundation; a not for profit organization committed to conservation education and research.

William J. Robison, age 80. Mr. Robison has served as a director since May 2007. Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc. At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986. In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group. In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources. Mr. Robison retired from Pfizer in 2001 and currently serves on the Board of Directors of MWI Veterinary Supply Company, Inc. (NASD: MWIV). He is also on the board of trustees of University of Louisiana – Monroe. Mr. Robison was previously a board member and an executive committee member of the USO of Metropolitan New York, Inc., the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and the Employee Relations Steering Committee for The Business Round Table.

Lynn A. Tetrault, age 53. Mrs. Tetrault has served as a director since June 2015. Mrs. Tetrault is currently a consultant. She worked from 1993 to 2014 with AstraZeneca, PLC most recently as Executive Vice President Human Resources and Corporate Affairs. Mrs. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Mrs. Tetrault has previous board experience having been a director of Women’s Way as well as a Board Member of MedImmune.  Mrs. Tetrault is currently President of the Board of The Timbers Club, a non-profit organization.  Mrs. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

Alison L. Hannah, age 55. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 25 years' experience in the development of investigational cancer chemotherapies. Since 2000, she has served as a consultant to the pharmaceutical industry, working with over 20 companies with a focus on molecularly targeted therapy. Prior to this, she worked as Senior Medical Director at SUGEN on various compounds, including Sutent approved in kidney cancer, and Quintiles, a global Contract Research Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and 7 New Drug Applications. She participates in Data Monitoring Committees, Scientific Advisory Boards and Independent Review Committees for clinical trials. She has a bachelor's degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO and a Fellow with the Royal Society of Medicine.

Kieran P. Murphy, age 53. Mr. Murphy is President and Chief Executive Officer of GE Healthcare Life Sciences, a $4.0 billion molecular medicine business that provides a broad range of industry-leading technologies and services for drug discovery, pre-clinical and clinical development and biopharmaceutical manufacturing, as well as molecular tools for therapy selection and treatment monitoring in patient care. Mr. Murphy has over twenty-five years of experience in the global life sciences and biotechnology industry.  Mr. Murphy earned his bachelor’s degree in 1984 from University College, Dublin. He subsequently graduated from the University of Manchester Institute of Science and Technology with a master’s degree in Marketing.

Mr. Murphy was appointed to the Board pursuant to the Investor Board Rights, Lockup and Standstill Agreement with GE Medical Systems, under which the Company is, subject to certain limitations, required to appoint a director designated by GE Medical Systems to the Board.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

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Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer.  Mr. VanOort has significant experience in the laboratory industry, including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics, Incorporated. Mr. VanOort also has significant financial experience having served as Executive Vice President and Chief Financial Officer of Corning Life Sciences, Inc. and as an Operating Partner with a private equity firm and a Founding Managing

Partner of a venture capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•

Steven C. Jones, Executive Vice President of Finance and Board Member.  Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to NeoGenomics from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to NeoGenomics with respect to strategic and financial matters.

•

Kevin C. Johnson, Board Member.  Mr. Johnson spent the majority of his career in the laboratory business and was the Chief Executive Officer and President of DIANON before it was sold to Laboratory Corporation of America. His experience as a Chief Executive Officer of a rapidly growing laboratory company operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•

Raymond R. Hipp, Board Member and Chairman of the Audit Committee.  Mr. Hipp has experience in mergers and acquisitions, information technology and as Chief Executive Officer of a Company. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert. Mr. Hipp has valuable experience with the Audit Committee of Gardner Denver, Inc.

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Bruce K. Crowther, Board Member and Chairman of the Compliance Committee.  Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for over 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

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William J. Robison, Board Member and Chairman of the Nominating and Governance Committee. Mr. Robison spent his entire 41 year career with Pfizer, Inc. which included a position as Executive Vice President and head of Worldwide Corporate Employee Resources and he was a member of the Company’s Corporate Management Committee. This experience makes Mr. Robison highly qualified to be a member of the Compensation Committee. Mr. Robison has extensive health care knowledge and offers valuable insight and recommendations with respect to managing our sales-force, our personnel and compensation policies.

•

Lynn A. Tetrault, Board Member and Chairwoman of the Compensation Committee. Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry.  Having progressed through numerous senior management roles at Astra Zenaca she acquired extensive human resource and corporate governance experience at the highest level of the company.  As NeoGenomics continues to grow, Ms. Tetrault’s experience will help shape human resource policies and operations as well as the make-up of the board of directors and its governance policies.

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Alison L. Hannah, Board Member. Dr. Hannah has significant healthcare knowledge having spent the last 15 years as a consultant in the field of oncology drug development with significant experience working with over 20 years of experience with biopharmaceutical companies. She has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

•

Kieran P. Murphy, Board Member. Mr. Murphy has over 25 years of experience in the global life sciences and biotechnology industry and currently serves as President and Chief Executive Officer of GE Healthcare Life Sciences.  Mr. Murphy brings valuable experience to our board in the areas of oncology and biopharma.  As the leader of GE Healthcare and Life Sciences, Mr. Murphy has visibility into many different aspects of the healthcare space including international developments.  His experience in the areas of pre-clinical and clinical development of biopharmaceuticals will assist us as we work to build our own BioPharmaceutical business.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Mr. Johnson, Mr. Hipp, Mr. Crowther, Mrs. Tetrault, Mrs. Hannah and Mr. Robison is independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Nominating Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. However, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. The Board does not have nor have they appointed a lead independent director.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures and their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2015. All four (4) of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held three (3) special meetings via teleconference during 2015.  During 2015, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2015, which was attended by two of the directors then serving on the Board.  We also held a special meeting of the stockholders in 2015, which was attended by three of the directors then serving on the Board.

The Board currently has four (4) standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Compliance Committee.

Board Committees. The following table sets forth the current members of each standing Committee:

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Compliance Committee
Steven C. Jones				X
Kevin C. Johnson	X			X
William J. Robison		X (Chair)	X
Raymond R. Hipp	X (Chair)		X
Bruce K. Crowther	X			X (Chair)
Lynn A. Tetrault		X	X (Chair)
Alison L. Hannah		X		X
Kieran P. Murphy		X	X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met 12 times during 2015. The formal report of the Audit Committee is set forth beginning on page 12 of this proxy statement.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating Committee is responsible for (1) reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating Committee identifies and evaluates nominee candidates as described above under “Director Nominations”. The Nominating Committee met five times during 2015.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met ten times during 2015.

The Compensation Committee engaged consultants during 2015 to provide long term incentive plan recommendations, the fees paid during 2015 for these services were $7,500.  The Compensation Committee also engaged consultants during 2015 to prepare a compensation benchmark study for senior executives, the fees for these services are to be paid in 2016.  The decision to engage this firm as a consultant was made by the compensation committee and approved by Chairman and Chief Executive Officer.

Compliance Committee. Our Compliance Committee is responsible for monitoring and administering our compliance with applicable laws and regulations related to our provision of medical related services. The Compliance Committee met four times during 2015.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and submitted by stockholders. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board, at our principal executive office, Attention: Denise Pedulla, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Denise Pedulla, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

The nine nominees receiving the majority of votes cast “FOR” by stockholders in person or by proxy will be elected. This Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of this Proposal 1.

PROPOSAL 2.  ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMES EXECUTIVE OFFICERS

General

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on this Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. We provide a stockholder advisory vote on executive compensation every three years. After the advisory vote on executive compensation held at our 2016 annual meeting of stockholders, the next such vote will occur at our 2019 annual meeting of stockholders.

Our executive compensation program, which is described in detail in the “Executive and Director Compensation” section beginning on page 15, is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values and the long-term interests of the Company and its stockholders.

Although the vote on this Proposal 2 regarding the compensation of our named executive officers is not binding, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. This Proposal 2 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 2. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” this Proposal 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2015, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	4,526,506	$3.31	4,081,940	(d)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	339,958
Equity compensation plans not approved by security holders (a), (b), (c)	1,450,000	$1.61	—
Total	5,976,506	$2.90	4,081,940

(a)

Includes outstanding options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share granted to Douglas M. VanOort on February 14, 2012. These options vest based on the passage of time with 200,000 shares vesting each year on the anniversary of the grant date. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested options will vest immediately. Unless sooner terminated pursuant to the terms of the stock option agreement, the options will terminate on February 14, 2017.

(b)

Includes outstanding warrants to purchase 450,000 shares of common stock at an exercise price of $1.50 per share granted to Steven C. Jones on May 3, 2010. These warrants vest based on the passage of time and based on the achievement of certain milestones. In the event of a change of control of the Company all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on May 3, 2017.

(c)

Includes outstanding warrants to purchase 200,000 shares of common stock at an exercise price of $1.43 per share granted to Maher Albitar on January 9, 2012. These warrants vest based on the achievement of certain milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on January 9, 2017.

(d)

The Company’s Equity Incentive Plan was amended and restated on April 16, 2013 and subsequently approved by a majority of stockholders.  The plan allowed for the issuance of an aggregate number of shares of up to 7,000,000.  The plan was further amended on May 4, 2015 and subsequently approved by stockholders to allow for an additional 2,500,000 shares bringing the maximum aggregate number of shares reserved and available for issuance to 9,500,000.  The plan was most recently amended and restated on December 21, 2015 and subsequently approved by stockholders, increasing the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan to 12,500,000.

Currently, the Company’s Equity Incentive Plan, as amended and restated on December 21, 2015 and the Company’s ESPP as Amended and Restated, dated April 16, 2013 are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s independent registered public accounting firm and (5) the Company’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2015, 2014 and 2013 with management, and Crowe Horwath LLP., the Company’s independent registered public accounting firm for the 2014 and 2015 fiscal year, and with Kingery and Crouse P.A., the Company’s independent registered public accounting firm for the year ended December 31, 2013.

The Audit Committee has discussed with Crowe Horwath LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Crowe Horwath LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

Raymond R. Hipp (Chair)
Kevin C. Johnson
Bruce K. Crowther

INFORMATION CONCERNING EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information, as of April 29, 2016, about our executive officers who are not nominees for election as directors is set forth below.

Steven Brodie, Ph.D., age 55. Mr. Brodie has served as the Chief Scientific Officer of NeoGenomics since April 2015. Dr. Brodie is also the Laboratory Director for our Fort Myers, FL lab facility, a role he has held since 2014. He also has served as our Director of Molecular Genetics and Cytogenetics since 2011. Prior to joining NeoGenomics, Dr. Brodie served as a Senior Director of Cytogenetics, Assistant Director of Molecular Genetics, and Scientific Director of Maternal Serum Screening at Quest Diagnostics (Specialty Laboratories) in Valencia Ca. In addition to his clinical responsibilities, he trained Pathology residents in genetic testing for Loma Linda University Medical Center as the Affiliate Rotation Director and the University of Southern California, Keck SOM as a Clinical Assistant Professor of Pathology. Prior to joining Quest Diagnostics, he held a variety of research and clinical positions at the National Institutes of Health, University of New Mexico School of Medicine, and the University of California Los Angeles David Geffen School Of Medicine. Dr. Brodie was trained in Genetics at the University of California Los Angeles/Cedar-Sinai Medical Center medical genetics training program. He received a Ph.D. in Biomedical Sciences from the University of New Mexico School of Medicine and Clinical Molecular Genetics and Cytogenetics training at the University of California Los Angeles. Dr. Brodie is Board Certified by the American Board of Medical Genetics and Genomics and holds Directors Licenses in California, Florida, Tennessee, and New York.

George A. Cardoza, age 54. Mr. Cardoza has served as Chief Financial Officer since November 2009. Prior to that from March 2008 to November 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics Inc., a diagnostic testing, information and services company, in a number of positions, including the position of Controller, Central Region from 2001 to March 2006. At Quest Mr. Cardoza was responsible for overseeing all the financial operations of the Central Region, which had revenue of over $1.2 billion in 2006. Prior to his time with Quest, he worked for Sony Music Entertainment Inc. and the Continental Grain Company in various financial roles. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Robert J. Shovlin, age 45. Mr. Shovlin has served as our Chief Growth Officer since the acquisition of Clarient. From his hire date in October 2014 until the Clarient acquisition, Mr. Shovlin served as the Chief Operating Officer of NeoGenomics.  From 2012 until October 2014, Mr. Shovlin served as Chief Development officer for Bostwick Laboratories, a provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University.

Maher Albitar, M.D., age 61. Dr. Albitar has served as Chief Medical Officer and Director of Research and Development since January 2012. From 2008 to 2011, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, Nichols Institute of Quest Diagnostics, and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics, a diagnostic testing, information and services company. From 2003 to 2008, Dr. Albitar served as the Director of Hematopathology for the Nichols Institute of Quest Diagnostics. From 2005 to 2011, Dr. Albitar also served as a Board member of Associated Diagnostics Pathologists, Inc. From 1991 to 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center. Dr. Albitar previously served as the Chief Medical Officer of Health Discovery Corporation (“HDC”) and is currently a member of the Board of Directors of HDC. Dr. Albitar has also served as a consultant to multiple companies. Dr. Albitar received his medical degree in 1979 from Damascus Medical School in Damascus, Syria.

Mark A. Machulcz, age 52.  Mr. Machulcz has served as our Vice President of Operations since January 2016.  From 2011 until our acquisition of Clarient in December 2015, he served as Vice President of International Operations at GE Healthcare, Clarient Diagnostic Services, a leading provider of comprehensive cancer-diagnostic laboratory services where he was responsible for the development and execution of the international and domestic expansion strategy for the clinical and bio pharmaceutical business.  From 2009 until 2011, he served as Executive Vice President of Operations at PLUS Diagnostics, a pathology laboratory where was responsible for lab operations, customer service, logistics and information technology.  Prior to joining PLUS Diagnostics, Mr. Machulcz directed the India operations at Quest Diagnostics Incorporated, where he was involved in the launch of their clinical trials service and was responsible for clinical and Anatomical Pathology Laboratories and prior to that role he served in various other positions at Quest Diagnostics with progressive levels of responsibility.  Mr. Machulcz received his Bachelor's degree in Medical Technology from St. Louis University and his Master's degree in Business Administration from Johns Hopkins University.

Steven A. Ross, age 52.  Mr. Ross has served as Chief Information Officer since April 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Mr. Ross has his Bachelor of Science from New Mexico State University.

Jennifer Balliet, age 39. Mrs. Balliet has served as Vice President of Human Resources since April 2015. Mrs. Balliet joined NeoGenomics in 2008, having previously served as Director of Human Resources. During her time with NeoGenomics, she managed the Human Resources process as the Company grew from 100 employees to 450 employees. As Vice President of Human Resources, Mrs. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Mrs. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

Edwin F. Weidig III, age 46. Edwin F. Weidig III has served as Director of Finance and Principal Accounting Officer since January 2012. Mr. Weidig served as the Company’s Corporate Controller from October 2007 until January 2012. Prior to that, from May 2005 to October 2007, he was a Division Controller for Meritage Homes Corporation (NYSE:MTH) in Fort Myers, Florida, and prior to that from January 1999 to May 2005 he worked in public accounting for a local firm in Fort Myers, Florida and for PricewaterhouseCoopers in Boston, Massachusetts. Mr. Weidig earned his Bachelor of Science degree in Business Administration from Merrimack College. Mr. Weidig holds an active CPA license with the State of Massachusetts.

EXECUTIVE AND DIRECTOR COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

2015 Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2015, 2014 and 2013, by principal executive officer, principal financial officer and our four other most highly compensated executive officers in 2015; together “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)(2)	Option Award ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas M. VanOort	2015	475,000	600,000	-	-	206,447	-	1,385	1,282,832
Chief Executive Officer	2014	441,346	-	381,250	-	305,157	-	-	1,127,753
and Chairman of the Board	2013	425,000	-	-	-	139,429	-	-	564,429
George A. Cardoza	2015	270,000	100,000	-	359,740	80,925	-	-	810,665
Chief Financial Officer	2014	266,539	-	-	34,600	84,258	-	-	385,397
	2013	245,500	-	-	-	64,290	-	-	309,790
Dr. Maher Albitar (4)	2015	-	-	-	1,183,537	150,000	-	460,000	1,793,537
Chief Medical Officer	2014	-	-	-	75,620	141,287	-	453,077	669,984
	2013	-	-	-	-	100,140	-	435,385	535,525
Steven A. Ross (5)	2015	256,760	-	-	179,870	70,000	-	1,385	508,015
Chief Information Officer	2014	254,250	-	-	-	74,446	-	-	328,696
	2013	156,923	-	-	192,251	32,580	-	24,840	406,594
Robert J. Shovlin (6)	2015	331,250	-	-	-	100,000	-	9,816	441,066
Chief Growth Officer	2014	68,750	-	-	502,925	21,450	-	-	593,125
	2013	-	-	-	-	-	-	-	-
Steven C. Jones (7)	2015	-	500,000	-	866,188	78,910	-	261,750	1,706,848
Executive Vice President, Finance	2014	-	100,000	-	-	77,500	-	257,500	435,000
	2013	-	25,000	-	-	51,894	-	250,001	326,895
(1)

Amounts shown for 2015 consist of discretionary cash bonuses paid to the applicable Named Executive Officer in recognition of the officer’s services in connection with the Company’s acquisition of the business of Clarient, Inc. and related financing in December 2015.

(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards, and stock options granted to the Named Executive Officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. See the Financial Statements, Note J of our Annual Report on Form 10-K for a description on the valuation methodology of stock and option awards.

(3)	Amounts shown consist of awards based on performance under our Award Bonus Plans for each respective year.
(4)

Dr. Albitar acts as a consultant to the Company in his role as Chief Medical Officer as a result of the California Corporate Practice of Medicine restriction. As a result all payments to him in that role are included in All Other Compensation. See Item 8, Note H of our Annual Report for a description on the valuation methodology of stock option awards. Dr. Albitar was granted warrants to purchase 200,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.

(5)	Steven A. Ross joined the Company in April 2013. On an annualized basis, his annual salary for 2013 would have been $240,000.
(6)	Robert J. Shovlin joined the Company in October 2014. On an annualized basis, his annual salary for 2014 would have been $325,000.

(7)     Steven C. Jones acts as a consultant to the Company in his role as Executive Vice President, Finance.  As a result all payments to him in that role are included in All Other Compensation.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts with Douglas VanOort, our Chief Executive Officer and George Cardoza, our Chief Financial Officer, each described below.

On March 16, 2009, the Company entered into an employment agreement with Douglas M. VanOort to employ Mr. VanOort in the capacity of Executive Chairman and interim Chief Executive Officer. Such employment agreement was amended on October 28, 2009 to appoint Mr. VanOort as Chairman and Chief Executive Officer (the employment agreement, as amended, hereafter, the “Employment Agreement”). The Employment Agreement had an initial term from March 16, 2009 through March 16, 2013, which subsequent to the initial term automatically renews for one year periods. Pursuant to the Employment Agreement, Mr. VanOort receives a base salary of $325,000 per year and is eligible to receive an annual cash bonus for any given fiscal year in an amount equal to 60% of his base salary if he meets certain goals established for him by the Compensation Committee of the Board. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the Compensation Committee. Mr. VanOort is also entitled to participate in all of the Company’s employee benefit plans and any other benefit programs established for officers of the Company. In the event that Mr. VanOort is terminated without cause by the Company, the Company has agreed to pay Mr. VanOort’s base salary and maintain his benefits for a period of a year.

The Employment Agreement also provides that Mr. VanOort was granted an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s Amended and Restated Equity Incentive Plan (the “Amended Plan”). The exercise price of such option is $0.80 per share. 500,000 shares of common stock subject to the option vested according to the following schedule (i) 200,000 shares vested on March 16, 2011; (ii) 12,500 shares vested each month beginning on April 16, 2011 until March 16, 2012; (iii) 8,000 shares vested each month beginning on April 16, 2012 until March 16, 2012 and (iv) 4,500 shares vested each month beginning on April 16, 2012 until March 16, 2013. 500,000 shares of common stock subject to the option vest based on the achievement of certain performance metrics by the Company.  The option grant expired five years from the grant date, and as of December 31, 2015 all of the options were vested.  On March 8, 2016, Mr. VanOort exercised all 1,000,000 options.

Either party may terminate Mr. VanOort’s employment with the Company at any time upon giving sixty days advance written notice to the other party. The Company and Mr. VanOort also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Employment Agreement.

On February 14, 2012, Mr. VanOort had his annual salary raised to $425,000 per year and was granted a supplemental non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $1.71 per share, which option has a five year term (the “Supplemental Options”). These Supplemental Options vested according to the passage of time with 200,000 shares vesting each year on the anniversary of the grant date for the first four years after the grant.  On March 12, 2014 Mr. VanOort exercised 375,000 warrants to purchase shares of NeoGenomics common stock at an exercise price of $1.05 per share. On March 16, 2014, 250,000 warrants expired unvested because performance requirements were not met.

In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company in connection with such change of control has a deemed value of at least $4.00 per share, any Supplemental Options shall immediately vest in full. In the event that Mr. VanOort resigns his employment with the Company or the Company terminates Mr. VanOort’s employment for “cause” at any time prior to the time when all Supplemental Options have vested, then the rights under the Supplemental Options with respect to the unvested portion of each will immediately terminate as of the date of termination.

On April 15, 2014, the Company granted 125,000 shares of restricted stock to Douglas M. VanOort. Such restricted shares vest on the third anniversary of the grant date so long as Mr. VanOort remains Chairman and Chief Executive Officer of the Company. The fair market value of the grant of restricted stock on award date was deemed to be $381,250 or $3.05 per share, which was the closing price of the Company’s common stock on the day before the grant was approved by the board of directors.

On November 1, 2015, Mr. VanOort had his annual salary increased to $600,000 per year.

On November 30, 2009, we entered into an employment agreement with George Cardoza, our Chief Financial Officer. The Employment Agreement has an initial term from November 30, 2009 through November 29, 2013, which initial term automatically renews for one year periods. The employment agreement specifies an initial base salary of $190,000 per year, which was subsequently increased to $250,000 per year in April 2013. Mr. Cardoza is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain goals established by our Chief Executive Officer and approved by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by our Chief Executive Officer and approved by the Board of Directors. In addition, Mr. Cardoza was granted 150,000 stock options at an exercise price of $1.55 and with a five year term so long as Mr. Cardoza remains an employee of the Company. These options were scheduled to vest according to the passage of time; 37,500 shares were to vest on the grant date of each year beginning on November 30, 2010 through November 30, 2013.  Mr. Cardoza’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Cardoza is terminated without cause by the Company, the Company has agreed to pay Mr. Cardoza’s base salary and maintain his benefits for a period of six months. On April 14, 2011 Mr. Cardoza was granted an additional option to purchase 100,000 shares of common stock at an exercise price of $1.46 per share. Such option had a five year term and vested 25,000 shares per year on the anniversary of the grant date for the first four years after the grant. On March 5, 2014 Mr. Cardoza was granted an additional option to purchase 30,000 shares of common stock at an exercise price of $3.45 per share. Such option has a five year term and vests 10,000 shares per year on the anniversary of the grant date for the first three years after the grant.  On May 6, 2015 Mr. Cardoza was granted an additional option to purchase 200,000 shares of common stock at an exercise price of $4.78 per share.  Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date.  In the event of a change of control of the Company, all of Mr. Cardoza’s unvested options shall immediately vest.

On September 18, 2014, we entered in to an employment agreement with Robert Shovlin, our Chief Growth Officer.  The employment agreement specifies an initial base salary of $325,000 per year.  Mr. Shovlin is also entitled to receive performance based bonuses for any given fiscal year in an amount equal to 40% of his base salary if he meets certain goals established by our Chief Executive Officer and approved by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by our Chief Executive Officer and approved by the Board of Directors. In addition, on October 13, 2014, Mr. Shovlin was granted 300,000 stock options at an exercise price of $4.79 and with a five year term so long as Mr. Shovlin remains an employee of the Company. These options were scheduled to vest according to the passage of time; 75,000 will vest on the first anniversary of the grant date and 6,250 will vest each month beginning on the 13th month after the grant date and continuing on each monthly anniversary thereafter until the fourth anniversary of the grant date.  Mr. Shovlin’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Shovlin is terminated without cause by the Company, the Company has agreed to pay Mr. Shovlin’s base for a period of twelve months.

Grants of Plan Based Awards Named Executive Officers

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2015 to each of our Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (2) ($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
		Threshold	Target	Maximum
Douglas M. VanOort
Chief Executive Officer and
Chairman of the Board	FY 2015 Annual Bonus	—	285,000	399,000	-	-	-	-
George Cardoza	5/6/2015				-	200,000	4.78	359,740
Chief Financial Officer	FY 2015 Annual Bonus	—	104,000	135,200	-	-	-	-
Dr. Maher Albitar	5/6/2015				-	300,000	4.78	1,183,537
Chief Medical Officer	FY 2015 Annual Bonus	—	181,715	236,229	-	-	-	-
Steven A. Ross	5/6/2015				-	100,000	4.78	179,870
Chief Information Officer	FY 2015 Annual Bonus	—	74,175	96,428	-	-	-	-
Robert J. Shovlin					-	-	-	-
Chief Growth Officer	FY 2015 Annual Bonus	—	130,000	188,500	-	-	-	-
Steven C. Jones	5/6/2015				-	225,000	4.78	866,188
Executive Vice President Finance	FY 2015 Annual Bonus	—	104,000	145,600	-	-	-	-

(1)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in the footnotes to our financial statements entitled Stock Options, Stock Purchase Plan and Warrants in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies in our Annual Report on Form 10-K.

(2)

The FY15 Annual Bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal 2015 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at Fiscal Year End

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards, and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards related to stock options held by our Named Executive Officers as of December 31, 2015:

	Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Un-exercisable #		Equity Incentive Plan Awards- Number of Securities Underlying Unexercised & Unearned Options	Option Exercise Price		Option Expiration Date
Douglas M. VanOort Chief Executive Officer and Chairman of the Board	600,000 1,000,000	200,000 —	(1)	— —	$ $	1.71 0.80	2/14/2017 3/16/2016	(2)

George A. Cardoza Chief Financial Officer	100,000 10,000	— 20,000 200,000	(1) (1)	— —	$ $ $	1.46 3.45 4.78	4/15/2016 3/05/2019 5/06/2020

Steven A. Ross Chief Information Officer	75,000	75,000 100,000	(1) (1)	— —	$ $	3.93 4.78	4/22/2018 5/06/2020

Robert J. Shovlin Chief Operating Officer	87,500	212,500	(1)	—		$4.79	10/13/2019

Steven C. Jones Executive Vice President of Finance	—	225,000	(1)	— —		$4.78	5/06/2020
Dr. Maher Albitar Chief Medical Officer	187,500 10,000	62,500 20,000 300,000	(1) (1) (1)	— — —	$ $ $	1.43 3.45 4.78	1/09/2017 3/05/2019 5/06/2020

(1)	See Note J of the consolidated financial statements included in our Annual Report for a vesting detail.
(2)	The options were exercised prior to expiration on 3/16/16.

Options Exercised

There were no options exercised by our Named Executive Officers during the fiscal year ended December 31, 2015.

Director Compensation

Each of our non-employee directors is entitled to receive cash compensation. As of December 31, 2015 the reimbursement was as follows:

•	$11,250 for each calendar quarter served as director
•	$20,000 for each year for a Committee Chairman of the Audit, Compensation and the Nominating and Corporate Governance Committee
•	$5,000 for each year for a Committee Member of the Audit, Compensation, Compliance and the Nominating and Corporate Governance Committee

We also reimburse our directors for travel expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Warrant/Option Awards ($)(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Kevin C. Johnson (2)(5)	63,750	10,025	17,987	-	-	-	91,762
William J. Robison (2)(5)	68,750	10,025	17,987	-	-	-	96,762
Raymond R. Hipp (2)(5)	73,750	10,025	17,987	-	-	-	101,762
Bruce K. Crowther (2)(5)	55,000	10,025	17,987	-	-	-	83,012
Lynn A. Tetrault (3)(4)	35,000	9,079	25,138	-	-	-	69,217
Alison L. Hannah (3)(4)	25,000	9,079	25,138	-	-	-	59,217
Kieran P. Murphy

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards, warrants and stock options granted to the non-employee directors. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. See the Financial Statements, Note J of our Annual Report on Form 10-K for a description on the valuation methodology of stock and warrant/option awards. The aggregate number of stock awards and warrant/option awards outstanding held by each of our non-employee directors as of December 31, 2015 was as follows:

Name	Stock Awards(#)	Warrant/Option Awards(#)
Kevin C. Johnson	29,080	10,000
William J. Robison	29,080	10,000
Raymond R. Hipp	29,080	10,000
Bruce K. Crowther	3,580	10,000
Lynn A. Tetrault	1,560	10,000
Alison L. Hannah	1,560	10,000
Kieran P. Murphy	-	-

(2)

On April 16, 2015 the Company granted four directors each 2,080 shares of restricted stock.  Such restricted stock vested ratably over each of the subsequent three quarters.  The fair market value of each grant of restricted stock on the award date was deemed to be $10,025 or $4.82 per share, which was the closing price of our common stock on the day before the grant was approved by the compensation committee of the Board of Directors.

(3)

On June 16, 2015 the Company granted two newly elected directors each 1,560 shares of restricted stock.  Such restricted stock vested ratably over each of the subsequent three quarters.  The fair market value of each grant of restricted stock on the award date was deemed to be $9,079 or $5.82 per share, which was the closing price of our common stock on the day before the grant was approved by the compensation committee of the Board of Directors.

(4)

On July 15, 2015, the Company granted two directors 10,000 stock options with an exercise price of $6.66, which was the closing price of our common stock on the day before the grant was approved by the compensation committee of the Board of Directors.  These options vest ratably over the next three anniversary dates of the grant date.

(5)

On May 6, 2015, the Company granted four directors each 10,000 stock options with an exercise price of $4.78, which was the closing price of our common stock on the day before the grant was approved by the compensation committee of the Board of Directors.  These options vest ratably over the next three anniversary dates of the grant date.

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to vote on executive compensation every three years. At the 2013 Annual Meeting of Stockholders held on June 6, 2013, 64.9% of the votes cast on the advisory vote on executive compensation proposal were in favor of our Named Executive Officers’ compensation as described in the proxy statement for the 2013 Annual Meeting of Stockholders. The Compensation Committee reviewed these final vote results and took them into account when considering its compensation decisions for fiscal 2013. The Compensation Committee determined that given the leadership role of the Named Executive Officers in the Company’s continued steady performance the Company’s executive compensation program remains appropriate and no changes were necessary. However, the Compensation Committee continues to review our executive compensation program consistent with the compensation goals set forth herein and will continue to consider the outcome of the stockholder votes on the annual executive compensation proposal when making future decisions regarding our executive officers.

Process for Determining Executive Compensation

Our Compensation Committee reviews and approves the annual base compensation and other compensation of our Named Executive Officers. Our Compensation Committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

Base Compensation

Our base compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of base compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

The base compensation of our Named Executive Officers is reviewed annually and changes to base salary are made pursuant to a review process and salary increase recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Any changes to the Chief Executive Officer base salary are discussed and approved by the Compensation Committee.

Benefits

Our policy is to provide health benefits as well as access to our 401(k) Plan to which we match any employees’ including our Named Executive Officers’ contributions at the rate of 50% of every dollar contributed up to 4% of the respective employee’s salary (2% Company match). Effective, January 1, 2016 this benefit will increase to 75% of every dollar contributed by employee up to 4% of the respective employee’s compensation (3% match).

Annual Bonus Plan and Goal Sharing Plan

The Compensation Committee adopts an Annual Bonus Plans for each year which it believes incentivizes senior management to push to achieve operating results that the Compensation Committee believes will inure to the benefit of stockholders as well as management. Each Annual Bonus Plan provides goals which the Compensation Committee believes could only be achieved through extraordinary team efforts by senior management and that are designed to incentivize senior management to operate the Company in the most efficient manner possible. In developing the Annual Bonus Plan for each year, the Compensation Committee takes into consideration the economy in general and the goals of the Company that it wishes to reward, achieving our revenue goals, our Adjusted EBITDA goals and the successful completion of Company determined critical success factors. There are also some individual goals that are provided to each of our Named Executive Officers.

The Named Executive Officers also participate in a goal sharing plan which is available to all employees on a quarterly basis which has up to a 4.0% pay-out for achieving certain common goals defined for the business such as revenue goals, turnaround time metrics, cost per test goals, employee satisfaction and customer satisfaction goals. This plan has been disbanded for the current fiscal year of 2015 and the Named Executive Officers will no longer participate in this goal sharing plan.

Tax Compliance Policy

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the three other most highly compensated executive officers in office as of the end of the fiscal year, other than the chief financial officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. However, stockholder interests may at times be best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Interlocks

During the fiscal year ended December 31, 2015, the members of the Company’s Compensation Committee were:

Lynn A. Tetrault, Chairman

William J. Robison

Raymond R. Hipp

Kevin C. Johnson

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended December 31, 2015.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

By:	Lynn A. Tetrault, Chairman
William J. Robison Kieran P. Murphy
Raymond R. Hipp

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information as of April 20, 2016 with respect to the beneficial ownership of our common stock and Series A Preferred Stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock or Series A Preferred Stock;
•	each director and Named Executive Officer of the Company;
•	the directors and executive officers of the Company as a group;

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
5% Stockholders
Series A Convertible Redeemable Preferred Stock	GE Medical Systems Information Technologies, Inc. (2) 8200 West Tower Avenue, Milwaukee, Wisconsin 53223	14,666,667	100%
Common	GE Medical Systems Information Technologies, Inc. (2) 8200 West Tower Avenue, Milwaukee, Wisconsin 53223	15,000,000	19.5%
Executive Officers and Directors
Common	Steven C. Jones (3) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	4,874,095	6.3%
Common	Douglas M. VanOort (4) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	2,787,500	3.6%
Common	Raymond R. Hipp (5) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	268,127	*
Common	Kevin C. Johnson (6) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	121,087	*
Common	William J. Robison (7) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	177,126	*
Common	Bruce K. Crowther (8) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	13,313	*
Common	Alison L. Hannah (9) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	11,560	*
Common	Lynn A. Tetrault (10) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	14,560	*
Common	Kieran P. Murphy (11) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	—	* *
*

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
Common	Steven Brodie (12) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	129,286	*
Common	George A. Cardoza (13) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	295,756	*
Common	Maher Albitar (14) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	633,492	*
Common	Robert J. Shovlin (15) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	131,550	*
Common	Mark A. Machulcz (16) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	—
Common	Steven A. Ross (17) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	150,334	*
Common	Jennifer Balliet (18) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	70,883	*
Common	Edwin Weidig III (19) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	46,668	*
Common	Directors and Officers as a Group (20)	9,725,337	12.2%

*	Less than one percent (1%)
(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 20, 2016, through the exercise of any stock option or other right. As of April 20, 2016, 77,117,678 shares of the Company’s common stock were outstanding.

(2)

GE Medical Systems Information Technologies, Inc. (“GE Info Tech”) is a wholly owned subsidiary of General Electric Company (“GE”) and the parent company of GE Medical Holding AB.  GE Info Tech holds the common and preferred shares that were issued pursuant to the acquisition of Clarient on December 30, 2015.

(3)

Steven C. Jones, Executive Vice President of Finance and director of the Company, has direct ownership of 286,251 shares, options exercisable within 60 days of April 20, 2016 to purchase 75,000 shares and warrants exercisable within 60 days of April 20, 2016 to purchase an additional 450,000 shares. Totals for Mr. Jones also include (i) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (ii) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust, and (iii) 32,157 shares held in certain individual retirement and custodial accounts. In addition, Mr. Jones is the Managing Member of the general partner of Aspen Select Healthcare, LP (“Aspen”), thus he has the right to vote the 3,327,745 shares which Aspen has direct ownership of as well as the 462,466 shares to which Aspen has received a voting proxy.

(4)

Douglas M. VanOort, the Chairman and Chief Executive Officer of the Company, has direct ownership of 1,675,000 shares, 125,000 shares of restricted stock and options exercisable within 60 days of April 20, 2016 to purchase 800,000 shares. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.

(5)	Raymond R. Hipp, a director of the Company, has direct ownership of 235,714 shares, 29,080 shares of restricted stock and options exercisable within 60 days of April 20, 2016 to purchase 3,333 shares.
(6)	Kevin C. Johnson, a director of the Company, has direct ownership of 88,674 shares, 29,080 shares of restricted stock and options exercisable within 60 days of April 20, 2016 to purchase 3,333 shares.
(7)

William J. Robison, a director of the Company, has direct ownership of 144,713 shares, 29,080 shares of restricted stock and options exercisable within 60 days of April 20, 2016 to purchase 3,333 shares.

(8)	Bruce K. Crowther, a director of the Company, has direct ownership of 6,400 shares, 3,580 shares of restricted stock and options exercisable within 60 days of April 20, 2016 to purchase 3,333 shares.
(9)	Alison L. Hannah, a director of the Company, has direct ownership of 10,000 shares, 1,560 shares of restricted stock and has no options exercisable within 60 days of April 20, 2016.
(10)	Lynn A. Tetrault, a director of the Company, has direct ownership of 13,000 shares, 1,560 shares of restricted stock and has no options exercisable within 60 days of April 20, 2016.
(11)	Kieran P. Murphy, a director of the Company, has direct ownership of no shares and has no options exercisable within 60 days of April 20, 2015.
(12)	Steven Brodie, Chief Scientific Officer, has direct ownership of 55,953 shares and options exercisable within 60 days of April 20, 2016 to purchase 73,333 shares.
(13)	George A. Cardoza, Chief Financial Officer, has direct ownership of 209,089 shares and options exercisable within 60 days of April 20, 2016 to purchase 86,667 shares.
(14)

Dr. Maher Albitar, Chief Medical Officer, has direct ownership of 15,000 shares, 48,492 shares owned by Albitar Oncology Defined Benefit Plan, 200,000 warrants are exercisable within 60 days of April 20, 2016 and 370,000 options are exercisable within 60 days of April 20, 2016.

(15)	Robert J. Shovlin, Chief Growth Officer, has direct ownership of 6,550 shares and has 125,000 options exercisable within 60 days of April 20, 2015.
(16)	Mark A. Machulcz Chief Operating Officer, has direct ownership of no shares and has no options exercisable within 60 days of April 20, 2015.
(17)	Steven A. Ross, Chief Information Officer, has direct ownership of 4,500 shares and options exercisable within 60 days of April 20, 2016 to purchase 145,834 shares.
(18)	Jennifer Balliet, Vice President Human Resources, has direct ownership of 465 shares and options exercisable within 60 days of April 20, 2016 to purchase 70,418 shares.
(19)	Edwin F. Weidig, III, Principal Accounting Officer, has direct ownership of 15,001 shares and options exercisable within 60 days of April 20, 2016 to purchase 31,667 shares.
(20)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2015 all filing requirements were timely satisfied except that Bruce K. Crowther, Raymond R. Hipp, Kevin C. Johnson and William J. Robison did not timely file Form 4 as required for options granted during the year ended December 31, 2015.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2017 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2016 (unless the date of the 2016 Annual Meeting of Stockholders is not within thirty (30) days of June 7, 2016, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2016 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Crowe Horwath LLP served as our principal accountant for the last two fiscal years. Representatives from Crowe Horwath LLP are not expected to be present at the 2016 Annual Meeting.  Summarized below is the aggregate amount of various professional fees billed by our principal accountants Crowe Horwath LLP. with respect to our last two fiscal years:

	2015	2014
Audit fees	$479,860	$190,000
Audit Related Fees	198,660	—
Tax Fees	40,000	—
All other fees	—	53,500

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance, due diligence in connection with acquisitions and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of services performed related to other SEC filings and advisory services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreement

During the years ended December 31, 2015, 2014 and 2013, Steven C. Jones, a director of the Company, earned approximately $261,500, $257,500 and $254,500, respectively, for various consulting work performed in connection with his duties as Executive Vice President of Finance and reimbursement of incurred expenses.  Mr. Jones also earned $578,900, $177,500 and $72,500 as payment of bonuses for the periods indicated above.  The bonus earned for the year ended December 31, 2015 was comprised of $500,000 in recognition of the services provided in connection with the Company’s acquisition of Clarient, Inc. and the related financing.  This amount was paid to Aspen Capital Advisors, LLC (“Aspen’) for which Mr. Jones is a managing director, pursuant to a consulting agreement entered into between Aspen and the Company on November 11, 2015.  The remaining $78,900 was earned as part of a management incentive plan.

On May 4, 2015, the Company granted Steven C. Jones 225,000 stock options to purchase shares of parent common stock.  The options were granted at a price of $4.78 per share and had a weighted average fair market value of $1.80 per option.  The options vest ratably over the next three years on each anniversary date.  10,000 of the options were accounted for as granted to a Director of the Company, consistent with similar grants at that time to other Directors.  The remaining 215,000 stock options have been accounted for as granted to a non-employee as they relate to his services to the Company as a consultant.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Jones whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. The Consulting Agreement has an initial term from May 3, 2010 through April 30, 2013, which initial term automatically renews for additional one (1) year periods unless either party provides notice of termination at least three (3) months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Consulting Agreement by giving written notice to Mr. Jones one (1) year prior to the effective date of termination. Mr. Jones has the right to terminate the Consulting Agreement by giving written notice to the Company three (3) months prior to the proposed termination date, provided, however, the Mr. Jones is required to provide an additional three (3) months of transition services to the Company upon reasonable request by the Company. The Consulting Agreement specifies an annual base retainer compensation of $180,000 per year, which was subsequently increased to $200,000 per year in February 2011 and to $210,000 per year in April 2012. In January 2013 Mr. Jones annual retainer was increased to $250,000 per year. Mr. Jones is also eligible to receive an annual cash bonus based on the achievement of certain performance metrics with a target of thirty percent (30%) of his base retainer. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the our Chief Executive Officer and approved by the Board of Directors.

The Company also agreed that it would issue to Mr. Jones a warrant to purchase 450,000 shares of the Company’s common stock. The warrant has a seven year term, an exercise price of $1.50 per share, the ability to do a cashless net exercise, and a vesting schedule as follows:

i)	225,000 of such warrant shares vested immediately which included recognition for cumulative achievements for the Company by Mr. Jones; and
ii)

112,500 of such warrant shares vested according to the passage of time, with 4,687 warrant shares vesting on the last day of each calendar month for twenty-three (23) months, beginning with the month ended May 31, 2011 and continuing until the month ending March 31, 2012 and 4,699 warrant shares vested on April 30, 2012.

iii)	112,500 of such warrant shares vested based on the Company meeting certain financial goals.

As of December 31, 2014 all 450,000 warrants were fully vested.

The Consulting Agreement also provides that the vesting schedule of such warrant shall also specify that any unvested warrant shares shall vest upon the occurrence of a change of control.

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com.  We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2016 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

Items 5, 6, 7, 7A, 8 and 9 of the Company’s Annual Report for the year ended December 31, 2015 filed by the Company with the SEC, the Company’s Amended Annual Report for the year ended December 31, 2015 filed by the company with the SEC and the Company’s Current Reports on Form 8-K filed with the SEC since December 31, 2015 are incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On March 15, 2016, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2015, along with other financial information and management discussion which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Denise Pedulla, Corporate Secretary

•	telephoning us at: (866) 776-5907.

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2016 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2016 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days from the 2016 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge at or the SEC at (800) 732-0330 or http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two (2) or more stockholders who share an address, unless the Company has received contrary instruction from one (1) or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary.

NEOGENOMICS, INC. ATTN: FRED WEIDIG 12701 COMMONWEALTH DRIVE, SUITE 9 FORT MYERS, FL 33913 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. E10370-P79915 Board of Directors Recommends a Vote FOR proposal 2. 2. Advisory vote on the compensation paid to our Named Executive Officers. For Against Abstain NEOGENOMICS, INC. Board of Directors Recommends a Vote FOR proposal 1. 1. Election of Directors. To elect nine (9) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified. 1a. Douglas M. VanOort 1b. Steven C. Jones 1c. Kevin C. Johnson 1d. Raymond R. Hipp 1e. William J. Robison 1f. Bruce K. Crowther 1g. Lynn A. Tetrault 1h. Alison L. Hannah 1i. Kieran P. Murphy Please indicate if you plan to attend this meeting. For Yes Withhold No Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. NEOGENOMICS, INC. Annual Meeting of Stockholders June 7, 2016 10:00 AM (Eastern Daylight Time) This proxy is solicited by the Board of Directors E10371-P79915 The undersigned hereby appoints Steven Jones and Fred Weidig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN ITEM 2. Continued and to be signed on reverse side